Exhibit 10.8

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT is made effective as of the 21st day of October, 2013 (the “Effective Date”).

B E T W E E N:

DIRTT ENVIRONMENTAL SOLUTIONS LTD.

(“DIRTT”)

- and -

Mogens Smed, of Calgary, Alberta

(the “Executive”)

RECITALS:

A.	The Executive commenced employment with DIRTT in 2003.

B.	The parties wish to enter into this Executive Employment Agreement to confirm in writing their rights and obligations in respect of the Executive’s continued employment.

C.	The parties agree that their future relationship will be governed by the terms and conditions of this Executive Employment Agreement.

NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Executive Employment Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Corporation and the Executive agree as follows:

1.	Definitions

In this Executive Employment Agreement,

(a)	“ABCA” means the Business Corporations Act (Alberta) as may be amended from time to time and any successor legislation thereto.

(b)	“Affiliate” means an affiliated body corporate within the meaning of the ABCA.

(c)

“Agreement” means this agreement as it may be amended or supplemented from time to time, and the expressions “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions refer to this agreement and unless otherwise indicated, references to Sections are to sections in this agreement.

(d)	“Board” means the Board of Directors of the Corporation.

(e)	“Bonus” has the meaning set out in Section 5(c).

(f)

“Business” means: (i) with respect to DIRTT, manufacturing and or sale of custom prefabricated modular interior wall partitions including the following which can integrate with the walls solutions: plug’n’play pre-fabricated modular network data cable distribution, plug’n’play prefabricated electrical power cable distribution, custom prefabricated modular case goods and prefabricated low profile flooring; (ii) with respect to Ice Edge Business Solutions Ltd., it’s development and sale of 3D computer aided design configuration software to third parties for design, ordering and manufacturing.

(g)	“Business Day” means any day, other than Saturday, Sunday or other day when the banks in Calgary, Alberta are not generally open for business.

(h)

“Confidential Information” means all confidential or proprietary information, intellectual property (including trade secrets) and confidential facts relating to the business and affairs of the Corporation and its Affiliates.

(i)	“Corporation” means DIRTT.

(j)	“ESC” means the Alberta Employment Standards Code (Alberta) as may be amended from time to time and any successor legislation thereto.

(k)	“Good Reason” means any one or more of the following:

(i)

without the express written consent of the Executive, any material change or diminution of the Executive’s title, authority, status, duties, reporting relationship (to the Corporation’s Board of Directors (the “Board”)) or a requirement that that the Executive report to a corporate officer or employee of the Corporation instead of reporting directly to the Board (or if the Corporation has a parent company, a requirement that the Executive report to any individual or entity other than the board of the ultimate parent company of the Corporation);

(ii)

any material reduction in the Executive’s compensation, including his Salary, benefits, pensions, variable and incentive compensation (including the Bonus), perquisites and allowances. A reduction of more than 2% shall be considered material and in the case of the Bonus, a reduction of more than 2% of the Executive’s target amount shall be considered material;

(iii)	the requirement that the Executive be based anywhere other than at the Corporation’s principal executive offices in Calgary, Alberta;

(iv)	any material breach by the Corporation of this Agreement; or

(v)	any other reason which would be considered by a court of competent jurisdiction to amount to a constructive dismissal at common law;

provided that the Executive has provided the Corporation with written notice of the acts or omissions constituting grounds for Good Reason, and the Corporation shall have 30 days to rectify any error or omission to the Executive’s satisfaction.

(l)	“Indemnity Agreement” means the Indemnity Agreement between DIRTT and the Executive, dated October 21, 2013.

(m)	“Just Cause” means:

(i)

fraud, misappropriation of the property or funds of the Corporation, embezzlement, malfeasance, misfeasance or nonfeasance in office which is willfully or grossly negligent on the part of the Executive;

(ii)

the willful allowance by the Executive of the Executive’s duty to the Corporation and his personal interests to come into conflict in a material way in relation to any transaction or matter that is of a substantial nature; or

(iii)	the breach by the Executive of any non-competition, non-solicitation or confidentiality covenants contained herein.

(n)	“Materials” has the meaning set out in Section 15(a).

(o)	“Option” means an option to purchase common shares of DIRTT, granted pursuant to the Option Plan.

(p)	“Option Plan” means the Amended and Restated Incentive Stock Option Plan dated March 15, 2011 of DIRTT and as amended from time to time by the shareholders of the Corporation.

(q)

“Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted.

(r)

“Restricted Period” means: (i) 12 months if the Executive’s employment is terminated pursuant to Section 8(a)(v); (ii) 24 months if the Executive’s employment is terminated pursuant to Sections 8(a)(i), (iii) or (iv). In the event that the Executive’s employment is terminated pursuant to Section 8(a)(v), the Restricted Period may be increased to 24 months at the option of the Corporation provided that the Corporation pays to the Executive an amount equal to 12 months’ Salary. Such option must be exercised by the Corporation on the Termination Date and the aforementioned payment must be made on the Termination Date.

(s)	“Salary” has the meaning set out in Section 5(a).

(t)	“Severance Period” means 24 months.

(u)	“Termination Date” has the meaning set out in Section 8(b).

2.	Employment of the Executive

The Executive shall serve as the Chief Executive Officer. The Executive shall report directly to the Corporation’s Board of Directors (the “Board”) and shall perform such duties as the Executive shall reasonably be directed to perform by the Board. The Company shall cause the Executive to be elected to the Board.

3.	Performance of Duties

The Executive shall devote their full time and attention to the affairs of the Corporation and shall faithfully, honestly and diligently serve the Corporation and shall (except in the case of illness or accident) use his best efforts to promote the interests of the Corporation.

4.	Employment Period

The Executive has been employed by DIRTT since 2003. The Executive shall continue to serve the Corporation as an executive employee in accordance with the terms of Agreement for the period continuing from the date hereof and ending on the Termination Date. Subject to Section 8, the Executive’s employment by the Corporation is of indefinite duration.

5.	Remuneration

(a)

Basic Remuneration. The Corporation shall pay the Executive a minimum gross annual salary (the “Salary”) (before deductions and other withholdings) of $406,800. The Salary shall be paid in accordance with the Corporation’s usual payroll practices and in accordance with applicable law. The Salary shall be subject to annual review and modified in accordance with the Corporation’s compensation policies and subject to the terms of this Agreement but shall not be decreased. Any increase in Salary shall not serve to limit or reduce any other obligation the Corporation may have to the Executive hereunder.

(b)

Benefits. The Corporation shall continue to provide to the Executive benefits pursuant to all benefit plans as are provided from time to time by the Corporation for its executives in accordance with, and subject to, the terms and conditions of such plans. These benefits may be amended from time to time, provided, that the aggregate value of the Executive’s benefits shall not be materially reduced. A reduction will be considered to be material if the total value of such benefits is decreased by more than 5%.

(c)

Bonus. As soon as practicable following the completion of the Corporation’s final financial audit, the Executive shall be eligible for an annual bonus in accordance with the Corporation’s program in effect from time to time for executives and/or employees of the Corporation (the “Bonus”).

(d)

Option Plan. The Executive shall continue to be entitled to participate at a level commensurate with the Executive’s position in the Option Plan or any other option plan adopted by the Corporation from time to time.

6.	Expenses

The Corporation shall pay or reimburse the Executive for all travel and out-of-pocket expenses incurred or paid by the Executive in the performance of the Executive’s duties upon presentation of expense statements or other supporting documentation as the Corporation may reasonably require, in accordance with the Corporation’s expense policies. At the Executive’s request, the Corporation shall furnish the Executive with a corporate credit card for such expenses. The Corporation shall also make parking available to the Executive at his place of work at no charge to the Executive.

7.	Vacation

The Executive shall be entitled to vacation with pay of 4 weeks per year. Vacation will be increased 1 week per year for every 5 years of the Executive’s service up to and including the 20th year of service, calculated from the date the Executive first commenced employment with DIRTT. Vacation shall be taken by the Executive at such time as may be acceptable to the Corporation having regard to its operations. The Executive may carry forward vacation, provided that in each vacation year the Executive takes at least the minimum vacation required under the ESC. Any vacation carried-over must be used in the first quarter of the following calendar year, subject to the discretion of the Chief Executive Officer.

8.	Termination

(a)	Notice. The Executive’s employment hereunder:

(i)	may be terminated by the Corporation without notice and without further obligation for Just Cause;

(ii)	will terminate automatically upon the death of the Executive;

(iii)	may be terminated by the Corporation, other than for Just Cause, at any time without prior notice and without obligation to the Executive other than as set out in Section 9 of this Agreement;

(iv)	may be terminated by resignation by the Executive for Good Reason; or

(v)	may be terminated by resignation of the Executive without Good Reason upon two months’ prior written notice.

(b)	Effective Date of Termination. The effective date on which the Executive’s employment hereunder shall be terminated (the “Termination Date”) shall be:

(i)	in the case of termination under Section 8(a)(i) or Section 8(a)(iii), the day specified by the Corporation in writing;

(ii)	in the case of the death of the Executive under Section 8(a)(ii), the date of death;

(iii)	in the case of resignation under Section 8(a)(iv) the date of resignation; and

(iv)	in the case of resignation under Section 8(a)(v), the last day of the applicable notice period referred to therein.

(c)

Good Reason. The Executive may, in the Executive’s sole discretion, resign at any time within 180 days of the Executive first learning of the existence of a Good Reason; provided, however, that if the Executive does not so resign, the Executive shall be deemed to have waived such event of Good Reason, but not any future event of Good Reason.

9.	Rights on Termination (without Just Cause or Good Reason)

Upon termination of the Executive’s employment without Just Cause, or resignation by the Executive for Good Reason, the following provisions shall apply:

(a)

The Executive shall be entitled to receive from the Corporation, in full satisfaction of any and all entitlement that the Executive may have to notice of termination or payment in lieu of such notice, severance pay and any other payments to which the Executive may otherwise be entitled pursuant to the ESC and any other applicable law:

(i)	unpaid Salary, Bonus and unused vacation accrued to the Termination Date;

(ii)	reimbursement of all expenses incurred in accordance with Section 6 up to the Termination Date;

(iii)	a lump sum payment equal to the Salary for the Severance Period;

(iv)

if a Bonus is declared by the Corporation for the year in which the Termination Date occurs, the Executive shall receive a pro-rata share of the Bonus based on the months of the year the Executive was employed by the Corporation, such amount to be paid in accordance with Section 5(c);

(v)

continued eligibility to participate in all benefits subject to the terms of the applicable plan, until the end of the Severance Period. In the event that any benefits cannot be continued during the Severance Period (or at the Executive’s election), the Corporation shall pay the Executive an amount equal to the Executive’s replacement cost for such benefits; and

(vi)	an amount equal to the average of the Bonus received by the Executive in the 2 years prior to the Termination Date for the Severance Period.

(b)

The payments and benefits referred to in Section 9(a) are not subject to the Executive’s duty to mitigate and will not be reduced by any amounts received by the Executive during the Severance Period or otherwise.

(c)

The payments and benefits referred to in Section 9(a) are less statutory deductions. However, the Corporation agrees to assist and cooperate with the Executive, to the extent permitted by law, to minimize the income tax impact of these payments and benefits, including, at the option of the Executive, deferral of the payment of such amounts over the Severance Period.

(d)

Any Options held by the Executive shall be dealt with in accordance with the terms of the Option Plan. Notwithstanding the foregoing and any term to the contrary in the Option Plan, all Options held by the Executive that are not vested and exercisable as of the Termination Date shall be fully accelerated so that each Option held by the Executive shall be fully vested and exercisable as of the Termination Date and remain exercisable for 6 months from the Termination Date, after which the Option shall expire. Subject to any regulatory restrictions, in the event that the Executive cannot exercise Options due to a blackout or other regulatory requirement, the Executive may exercise Options for a further period of 30 days after such blackout or other regulatory restriction is lifted or removed. To the extent that the provisions of this Agreement conflict with the provisions of the Option Plan, the terms of this Agreement shall prevail.

(e)	The Executive shall, on Termination Date:

(i)	resign all offices held by him in the Corporation or any Affiliate;

(ii)	deliver to the Corporation the Materials in the Executive’s possession; and

(iii)	deliver to the Corporation all keys, access cards, business cards, credit and charge cards issued to him by or on behalf of the Corporation or any Affiliate.

(f)	The payments to the Executive pursuant to this Section 9 are conditional on the Executive’s compliance with the obligations set out in Sections 12, 13 and 14 of this Agreement.

10.	Rights on Termination (Death)

Upon termination due to the Executive’s death, the Executive’s estate shall be entitled to:

(a)	payment of any portion of the Salary due and owing up to the Termination Date;

(b)	payment of any Bonus declared or accrued up to the Termination Date;

(c)	payment of a pro-rated Bonus for the period up to and including the Termination Date;

(d)	reimbursement of all expenses incurred in accordance with Section 6 up to the Termination Date;

(e)	provision of all benefits up to the Termination Date, including but not limited to, any death or disability benefits due;

(f)	payment for any accrued but unused vacation pay due and outstanding up to the Termination Date;

(g)	continued extended health and dental benefits for the Executive’s spouse and dependents for a period of 18 months from the Termination Date; and

(h)

any Options held by the Executive shall be dealt with in accordance with the terms of the Option Plan. Notwithstanding the foregoing and any term to the contrary in the Option Plan, all Options held by the Executive that are not vested and exercisable as of the Termination Date shall be fully accelerated so each Option held by the Executive shall be fully vested and exercisable by the Executive’s estate as of the Termination Date and remain exercisable for 6 months from the Termination Date, after which the Option shall expire. Subject to any regulatory restrictions, in the event that the Executive cannot exercise Options due to a blackout or other regulatory requirement, the Executive may exercise Options for a further period of 30 days after such blackout or other regulatory restriction is lifted or removed. To the extent that the provisions of this Agreement conflict with the provisions of the Option Plan, the terms of this Agreement shall prevail. To the extent that the provisions of this Agreement conflict with the provisions of the Option Plan, the terms of this Agreement shall prevail.

11.	Rights on Termination (Just Cause or resignation without Good Reason)

Upon voluntary resignation without Good Reason or termination for Just Cause, the Executive shall be entitled to:

(a)	payment of any unpaid Salary, Bonus and unused vacation accrued to the Termination Date;

(b)	reimbursement of all expenses incurred in accordance with Section 6 up to the Termination Date;

(c)	provision of all benefits up to the Termination Date; and

(d)	any Options held by the Executive shall be dealt with in accordance with Section 9(d).

12.	Non-Competition

The Executive shall not during the period of the Executive’s employment and for the Restricted Period, directly or indirectly, in any manner whatsoever including, without limitation, either individually, or in partnership, jointly or in conjunction with any other Person, or as employee, principal, agent, director or shareholder:

(a)	be engaged in any undertaking;

(b)	have any financial or other interest (including an interest by way of royalty or other compensation arrangements) in or in respect of the business of any Person which carries on a business; or

(c)	advise, lend money to, or guarantee the debts or obligations of any Person which carries on a business;

in North America which competes with the Business, provided that the Corporation is in the Business on the Termination Date.

Notwithstanding the foregoing, nothing herein shall prevent the Executive from owning not more than 5% of the issued shares of a corporation, the shares of which are listed on a recognized stock exchange or traded in the over the counter market in Canada, which carries on a business which is the same as or substantially similar to or which competes with or would compete with the Business.

13.	Non-Solicitation

The Executive shall not, during the period of the Executive’s employment and for the Restricted Period, directly or indirectly, solicit or attempt to solicit any employee or distribution partner of the Corporation or assist or encourage any employee or distribution partner of the Corporation to accept employment or engagement elsewhere or distribution partner to do business elsewhere.

14.	Confidentiality

The Executive shall not, either during the period of the Executive’s employment or at any time thereafter, directly or indirectly, use or disclose to any Person any Confidential Information provided, however, that nothing in this section shall preclude the Executive from disclosing or using Confidential Information if:

(a)	the Confidential Information is disclosed in the course of the Executive’s employment as an employee or director of the Corporation or any predecessor, successor or assigns;

(b)	the Confidential Information is available to the public or in the public domain at the time of such disclosure or use, without breach of this Agreement;

(c)	disclosure of the Confidential Information is required to be made by any law, regulation, governmental body or authority or by court order;

(d)	was in the possession of or known to the Executive, without any obligation to keep it confidential, before it was disclosed to the Executive by the Corporation;

(e)	is independently developed by the Executive outside the scope of the Executive’s employment duties to the Corporation;

(f)	is disclosed by the Corporation to another Person without any restriction on its use or disclosure; or

(g)	is or becomes lawfully available to the Executive from a source other than the Corporation.

The Executive acknowledges and agrees that the obligations under this section are to remain in effect in perpetuity.

15.	Proprietary and Moral Rights

(a)

Proprietary Rights. The Executive recognizes the Corporation’s proprietary rights in the tangible and intangible property of the Corporation and acknowledges that Executive has not obtained or acquired and shall not obtain or acquire any right, title or interest, in any of the property of the Corporation or its predecessors, except pursuant to a written agreement to the contrary, successors, affiliates or related companies, including any writing, communications, manuals, documents, instruments, contracts, agreements, files, literature, data, technical information, formulas, products, devices, apparatuses, trademarks, trade names, trade styles, service marks, logos, copyrights or patents, in each case, made or developed using the resources of the Corporation by the Executive either alone or in conjunction with others (collectively, the “Materials”). The Executive agrees that during the Executive’s employment with the Corporation and any time afterwards all Materials shall be the sole and exclusive property of the Corporation.

(b)

Waiver of Moral Rights. The Executive irrevocably waives to the greatest extent permitted by law, for the benefit of and in favour of the Corporation, all the Executive’s moral rights whatsoever in the Materials, including any right to the integrity of any Materials, any right to be associated with any Materials and any right to restrict or prevent the modification or use of any Materials in any way whatsoever. The Executive irrevocably transfers to the Corporation all rights to restrict any violations of moral rights in any of the Materials, including any distortion, mutilation or other modification.

(c)

Assignment of Rights. To the extent that the Executive may own any Materials or any intellectual property rights in the Materials, the Executive irrevocably assigns all such ownership rights throughout the world exclusively to the Corporation, including any renewals, extensions or reversions relating thereto and any right to bring an action or to collect compensation for past infringements.

(d)

Registrations.    The Corporation will have the exclusive right to obtain copyright registrations, letters patent, industrial design registrations, trade-mark registrations or any other protection in respect of the Materials and the intellectual property rights relating to the Materials anywhere in the world. At the expense and request of the Corporation, the Executive shall, both during and after the Executive’s employment with the Corporation, execute all documents and do all other acts necessary in order to enable the Corporation to protect its rights in any of the Materials and the intellectual property rights relating to the Materials. The Executive shall be compensated at the rate of no less than $300 per hour for such work and reimbursed all reasonable expenses related thereto.

16.	Fiduciary

The Executive acknowledges that the obligations contained in Sections 12, 13, 14 and 15 are in addition to any obligations that the Executive may now or hereafter owe to the Corporation, at law, in equity or otherwise. Nothing contained in this Agreement is a waiver, release or reduction of any fiduciary obligations that the Executive owes to the Corporation.

17.	Indemnification

The Corporation shall maintain for the benefit of the Executive, a director and officer liability insurance at least as comprehensive as, and in an amount that is at least equal to, that maintained by the Corporation on the Effective Date. In addition, the Executive shall be indemnified by the Corporation against any liability as an officer and/or director of the Corporation and any subsidiary or affiliate of the Corporation to the maximum extent permitted by law. The Executive’s rights under this Section 17 shall continue so long as he may be subject to such liability, whether or not this Agreement may have terminated prior thereto for any reason.

18.	Notices

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by hand delivery or registered mail as hereinafter provided. Notice of change of address shall also be governed by this section. Notices and other communications shall be addressed as follows:

(a)	if to the Executive:

Mogens F. Smed

(b)	if to the Corporation:

DIRTT Environmental Solutions Ltd.
7303 - 30th Street S.E.

Calgary, Alberta T2C 1N6

Attention: Chairman of the Board

19.	Headings

The inclusion of headings in this Agreement is for convenience of reference only and shall not affect the construction or interpretation hereof.

20.	Invalidity of Provisions

Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof.

21.	Entire Agreement; Waiver

This Agreement together with the agreements referenced herein (including the Indemnity Agreement), constitute the entire agreement between the parties hereto and shall supersede and replace any and all prior agreements, undertakings, representations or negotiations, including but not limited to any employment agreement, non-competition agreement or non-solicitation agreement between the Executive and the Corporation. There are no warranties, representations or agreements between the parties except as specifically set forth or referred to in this Agreement. Except as expressly provided in this Agreement, no amendment or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

22.	Assignment

This Agreement shall enure to the benefit of and be binding upon the parties hereto, together with their personal representatives, successors and permitted assigns. This Agreement is an employment agreement and may not be assigned by any party without the prior consent of all of the other parties.

23.	Currency

Except as expressly provided in this Agreement, all amounts in this Agreement are stated and shall be paid in Canadian currency.

24.	Dispute Resolution

In the event that a dispute arises under this Agreement between the parties, and prior to any legal proceedings being commenced, the parties agree that within 7 days of the date of notification to the other party, the parties will meet in good faith in an effort to resolve such dispute. In the event that a resolution is not reached within 45 days, the Executive shall elect to have the dispute fully and determined settled by arbitration under the Arbitration Act (Alberta) or before the courts of Alberta. Executive shall have 10 days to make such election following the 45 day period by providing written notice to DIRTT. In the event no election is made, the dispute shall be fully and finally resolved before the courts of Alberta. In the event of arbitration, such dispute shall thereafter be resolved by binding arbitration, it shall be conducted by a single arbitrator practicing in the City of Calgary, Alberta, and experienced in employment law arbitrations.

In the event that an arbitrator is not agreed upon between the parties, in writing, within 20 days of the service of the Notice of Arbitration, or such other period as may be agreed to between the parties, such arbitrator shall be appointed by a Judge of the Alberta Court of Queen’s Bench sitting in the Judicial District of Calgary upon the application of either of the parties.

The arbitration shall be held in the City of Calgary, Alberta. The procedure to be followed shall be agreed to by the parties, or if in default of agreement, then determined by the arbitrator. The arbitration shall proceed in accordance with the provisions of the Arbitration Act (Alberta). The arbitrator shall have the power to proceed with the arbitration and to deliver his award notwithstanding the default by any party in respect of any procedural order made by the arbitrator. The decision arrived at by the arbitrator shall be final and binding and no appeal shall lie therefrom. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.

25.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein. The Corporation and the Executive irrevocably submit to the non-exclusive jurisdiction of the courts of Alberta in respect of all matters relating to this Agreement

26.	Counterparts

This Agreement may be signed in counterparts and by facsimile transmission and each of such counterparts shall constitute an original document and such counterparts, taken together, shall constitute one and the same instrument.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF the parties have executed this Agreement.

DIRTT ENVIRONMENTAL SOLUTIONS LTD.

	Per:	/s/ Scott Jenkins
Name: Scott Jenkins

Title: President

SIGNED, SEALED AND DELIVERED In the presence of:		/s/ Mogens Smed
Witness		Mogens Smed

[Signature Page to the Founders Employment Agreement]

EXECUTIVE EMPLOYMENT AGREEMENT AMENDMENT

THIS AMENDMENT AGREEMENT is made as of the 17th day of January, 2018.

BETWEEN:

DIRTT ENVIRONMENTAL SOLUTIONS LTD.

(the “Corporation”)

- and -

Mogens Smed, of Calgary, Alberta

(the “Executive”)

WHEREAS the Executive is employed by the Corporation pursuant to an employment agreement, dated October 21, 2013 (the “Agreement”);

WHEREAS the Executive and the Corporation wish to amend the Agreement to reflect the terms and conditions under which the Executive will become the Executive Chair of the Corporation, effective on the Effective Date (as defined below), as set out in this Executive Employment Agreement Amendment (the “Amendment Agreement”); and

WHEREAS in consideration of the Executive’s new role and title as Executive Chair and his support of the Corporation’s management transition plan as communicated to the Executive, the Corporation will provide the Executive with a one-time retention bonus in an amount equal to the gross amount before all applicable taxes and other statutory deductions of $1,000,000 CDN, pursuant to the retention bonus agreement dated January 17, 2018.

NOW THEREFORE, THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants herein contained, and for other good valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto agree as follows:

1.	Interpretation

1.1       Amendment Prevails. The Agreement continues in full force and effect as of the Effective Date, except as expressly amended in this Amendment Agreement. If there is any conflict or inconsistency between the Agreement and this Amendment Agreement, this Amendment Agreement governs and prevails.

1.2      Capitalized Terms. All capitalized terms not defined in this Amendment Agreement have the meanings set out in the Agreement. References to Sections, Articles and Schedules are references to sections, articles and schedules of the Agreement, unless expressly stated otherwise.

1.3      Recitals. The recitals set out above are true and correct and form part of this Amendment Agreement.

1.4       Effective Date. This Amendment Agreement is effective as of December 29, 2017 (the “Effective Date”).

Executive Employment Agreement Amendment	Page 2 of 4

1.5      Currency. Unless otherwise indicated herein, all dollar amounts referred to in this Amendment Agreement are expressed, and will be paid, in Canadian currency.

2.	Amendments

As of the Effective Date, the Agreement is hereby amended as follows:

Section 2 – Employment of the Executive

2.1       Section 2 of the Agreement is hereby deleted in its entirety and replaced with the following:

“As of December 29, 2017, the Executive shall cease to serve as the Chief Executive Officer of the Corporation or any of its Affiliates, as applicable, and shall serve as the Executive Chair of the Corporation, performing such duties as an executive officer of the Corporation as are set forth in the applicable position descriptions adopted by the Board from time to time and such other duties as the Executive shall reasonably be directed to perform by the Chief Executive Officer of the Corporation, and shall report directly to the Chief Executive Officer with respect to such employment duties. For greater certainty, the Executive’s transition to Executive Chair of the Corporation shall not constitute an event of Good Reason. During the term of the Agreement, the Executive shall be nominated for election to the Board but shall not act in the capacity as the Chair of the Board for purposes of the Corporation’s by-laws.”

Section 5 - Remuneration

2.2      The first sentence in Section 5(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

“The Corporation shall pay the Executive a minimum gross annual salary (the “Salary”) (before deductions and other withholdings) of $534,000.”

2.3      The following Section 5(e) shall be added to the Agreement:

“The Executive shall be provided with a one-time retention bonus in an amount equal to the gross amount before all applicable taxes and other statutory deductions of $1,000,000 CDN, pursuant to the retention bonus agreement dated January 17, 2018.”

Section 8 - Termination

2.3      The following provision shall be added to the end of Section 8(b) of the Agreement:

“On the Termination Date, the Executive shall (A) resign from all offices and directorships held by him in the Corporation and in its Affiliate (including, without limitation, as a member of the Board), and agree to execute forthwith such resignations or other documentation, if any, as may be necessary to give effect thereto, (B) deliver to the Corporation all Materials in the Executive’s possession or under the Executive’s control, and (C) deliver to the Corporation all keys, access cards, business cards, credit and charge cards issued to him by or on behalf of the Corporation or any Affiliate.”

Executive Employment Agreement Amendment	Page 3 of 4

3.             General Provisions

3.1        Entire Agreement. The Agreement as amended by this Amendment Agreement constitutes the entire agreement between the parties with respect to the employment of the Executive by the Corporation, and will, supersede and replace all prior discussions, agreements, promises, correspondence and understandings with respect thereto, whether in writing or oral. There are no warranties, representations, terms, conditions or collateral agreements, express, implied or otherwise, relating to the employment of the Executive by the Corporation other than as expressly set forth in the Agreement as amended by this Amendment Agreement.

3.2         Amendment. All modifications, amendments and supplements to this Amendment Agreement must be made in writing and signed by both parties. No waiver by any party hereto of any provision hereof or of any breach of this Amendment Agreement shall be effective or binding unless such waiver is in writing, and any such waiver shall not limit or affect such party’s rights with respect to any future breach.

3.3         Assignment. Neither the Executive nor the Corporation may assign its rights hereunder without the consent of the other party; provided, however, that the Corporation may assign its rights hereunder to a successor corporation which acquires (whether directly or indirectly, by purchase, amalgamation, arrangement, merger, consolidation, dissolution or otherwise) all or substantially all of the business and/or assets of the Corporation and expressly assumes and agrees to perform this Amendment Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place. As used in this Amendment Agreement, the term “Corporation” shall mean the Corporation (as herein defined) and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Amendment Agreement by operation of law or otherwise.

3.4         Counterparts. This Amendment Agreement may be signed in counterparts and by facsimile transmission and each of such counterparts shall constitute an original document and such counterparts, taken together, shall constitute one and the same instrument.

3.5         Invalidity of Provisions. Each of the provisions contained in this Amendment Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof.

3.6        Governing Law. This Amendment Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein. The Corporation and the Executive irrevocably submit to the non-exclusive jurisdiction of the courts of Alberta in respect of all matters relating to this Amendment Agreement.

3.7         Legal Advice. The Executive acknowledges having had the opportunity to seek independent legal advice in connection with negotiation and execution of this Amendment Agreement.

************************

Executive Employment Agreement Amendment	Page 4 of 4

IN WITNESS HEREOF this Amendment Agreement has been executed by the parties hereto:

DIRTT ENVIRONMENTAL SOLUTIONS LTD.

	By:	/s/ Steve Parry
	Name:	Steve Parry

	Title:	Lead Director

/s/ Mogens Smed
Witness	MOGENS SMED